Exhibit 5.1

811 Main Street, Suite 3700
Houston, TX 77002
Tel: +1.713.546.5400 Fax: +1.713.546.5401 www.lw.com

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Re:	Registration Statement No. 333-185179
$400,000,000 Aggregate Principal Amount of 5.750 % Senior Notes due 2020

Ladies and Gentlemen:

We have acted as special counsel to Regency Energy Partners LP, a Delaware limited partnership (the “Partnership”), Regency Energy Finance Corp., a Delaware corporation (“Regency Finance” and, together with the Partnership, the “Issuers”), and the entities listed on Schedule I hereto (collectively, the “Guarantors”), in connection with the issuance by the Issuers of $400,000,000 aggregate principal amount of 5.750% Senior Notes due 2020 (the “Notes”) and the guarantees of the Notes by the Guarantors (the “Guarantees”) under the Indenture dated as of the date hereof among the Issuers, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by that certain First Supplemental Indenture dated as of the date hereof (as so supplemented, the “Indenture”), setting forth the terms of the Notes, and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 28, 2012, as amended by Post-Effective Amendment No. 1 filed with the Commission on September 4, 2013 (Registration No. 333-185179) (as so filed and as amended, the “Registration Statement”), a base prospectus dated November 28, 2012 (the “Base Prospectus”), a preliminary prospectus supplement dated September 4, 2013 (such preliminary prospectus supplement, together with the Base Prospectus, the “Preliminary Prospectus”) and a prospectus supplement dated September 4, 2013 (such prospectus supplement, together with the Base Prospectus, the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Preliminary Prospectus or the Prospectus, other than as expressly stated herein with respect to the issuance of the Notes and the Guarantees.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Issuers, the Guarantors and others as to

September 11, 2013

factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and Texas, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. Various issues pertaining to Louisiana law and the due authorization of the Guarantee by Gulf States Transmission LLC, a Louisiana limited liability company (“Gulf States”), are addressed in the opinion of Beirne, Maynard & Parsons, L.L.P., separately provided to you. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued, and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement dated September 4, 2013, by and among the Issuers, the Guarantors and RBS Securities Inc., as the representative of the several underwriters party thereto, the Notes and the Guarantees (other than the Guarantee of Gulf States) will have been duly authorized by all necessary corporate, limited liability company and limited partnership action, as applicable, of the Issuers and the Guarantors (other than Gulf States), respectively, and the Notes and the Guarantees (including the Guarantee of Gulf States) will be legally valid and binding obligations of the Issuers and the Guarantors, enforceable against the Issuers and the Guarantors in accordance with their respective terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 4.06 of the Indenture; (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (e) any provision permitting, upon acceleration of any indebtedness, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; (f) provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation; (g) provisions purporting to make a guarantor primarily liable rather than as a surety; (h) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for

September 11, 2013

hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (i) waivers of broadly or vaguely stated rights; (j) provisions for exclusivity, election or cumulation of rights or remedies; (k) provisions authorizing or validating conclusive or discretionary determinations; (l) grants of setoff rights; (m) proxies, powers and trusts; (n) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; and (o) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture, the Notes and the Guarantees (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Issuers and the Guarantors (except for Gulf States), (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Issuers and the Guarantors, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Partnership’s Form 8-K dated September 11, 2013 and to the reference to our firm contained in the Preliminary Prospectus and the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LATHAM & WATKINS LLP

Schedule I

Guarantors

CDM Resource Management LLC

CDM Resource Management I LLC

FrontStreet Hugoton LLC

Gulf States Transmission LLC

Pueblo Holdings, Inc.

Pueblo Midstream Gas Corporation

Regency Field Services LLC

Regency Gas Services LP

Regency Gas Utility LLC

Regency Haynesville Intrastate Gas LLC

Regency Liquids Pipeline LLC

Regency Midcontinent Express LLC

Regency Midstream LLC

Regency OLP GP LLC

Regency Ranch JV LLC

Regency Texas Pipeline LLC

RGP Marketing LLC

RGP Westex Gathering Inc.

RGU West LLC

West Texas Gathering Company

WGP-KHC, LLC

Zephyr Gas Services LLC

Zephyr Gas Services I LLC